AMENDMENT
                                   TO
                          AMENDED AND RESTATED
                 AGREEMENT AND PLAN OF REORGANIZATION
                 ------------------------------------

          This Amendment, dated as of July 26, 1994 (the "Amendment"), amends to the extent specified herein the Agreement and Plan of Reorganization, dated as of December 11, 1992, as amended and restated on July 2, 1993 and as of September 10, 1993 and as further amended as of June 20, 1994 (the "Merger Agreement"), by and among The Cincinnati Gas & Electric Company, an Ohio corporation ("CG&E"), PSI Resources, Inc., an Indiana corporation ("PSI"), PSI Energy, Inc., an Indiana corporation ("Energy"), CINergy Corp., a Delaware corporation (the "Company") and CINergy Sub, Inc., an Ohio corporation ("CINergy Sub"). Capitalized terms used in this Amendment and not otherwise defined in this Amendment shall have such meanings as are ascribed to such terms in the Merger Agreement.

                           W I T N E S S E T H
                           - - - - - - - - - -

          WHEREAS, the parties to the Merger Agreement deem it to be in their best interest to amend Sections 2.3(c) and (d) and 6.1 (b), (c) and
(h) of the Merger Agreement.

          NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties, each intending to be legally bound hereby, agree as follows:

          1. The last sentence of Section 2.3(c) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

          "Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent (i) the right to receive upon such surrender the certificate representing Company Shares and cash in lieu of any fractional shares of Company Common Stock as contemplated by this
          Section 2.3 and (ii) all other rights attributable to the Company Shares including the payment of any dividend or other distribution declared or made with respect to Company Shares with a record date after the Effective Time."

          2. Section 2.3(d) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

          "Notwithstanding the last sentence of Section 2.3(c), at any time after the Effective Time the Board of Directors of the Company may decide that no dividends or other distributions declared or made with respect to Company Shares with a record date after the time of said decision (the "Decision Time") shall be paid to the holder of any unsurrendered Certificate with respect to the Company Shares represented thereby. In such event, and subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Company Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Decision Time theretofore paid with respect to such whole Company Shares and
          (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Decision Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Company Shares, as the case may be."

          3. The last sentence of Section 6.1(b) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

          "Notwithstanding the foregoing, (i) Energy may redeem all or any portion of its (x) Energy Preferred Stock, 3.50% Series, of which 42,017 shares are outstanding, (y) Energy Preferred Stock, 8.52% Series, of which 211,190 shares are outstanding and (z) Energy Preferred Stock, 8.96% Series, of which 216,900 shares are outstanding and (ii) CG&E's redemption of 400,000 shares of its CG&E Preferred Stock, 9.28% Series, is permitted."

          4. The first sentence of Section 6.1(c) is hereby amended to change the number 3,700,000 in clause (ii)(x) to 5,000,000.

          5. Clause (ii) of section 6.1(h) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

          "(ii) long-term indebtedness not aggregating more than
          (x) in the case of PSI and its subsidiaries, $550 million and (y) in the case of CG&E and its subsidiaries, $300 million, in each case other than in connection with the refunding of outstanding long-term indebtedness which refunding is at a lower interest rate than that of the original indebtedness;"

          6. Without limiting in any respect any of the representations and warranties set forth in the Merger Agreement, each party represents and warrants with respect to itself that this Amendment has been duly and validly authorized, executed and delivered and constitutes a valid and binding obligation of each such party enforceable against such party in accordance with its terms.

          7. The Merger Agreement is hereby reaffirmed in its entirety, except to the extent specifically amended hereby.

          8. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

          9. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

          IN WITNESS WHEREOF, CG&E, PSI, Energy, CINergy Sub and the Company have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

                              THE CINCINNATI GAS & ELECTRIC
                                COMPANY


                              By:        Jackson H. Randolph
                                  -------------------------------
                                  Name:  Jackson H. Randolph
                                  Title: Chairman, President and
                                          Chief Executive Officer


                              PSI RESOURCES, INC.


                              By:        James E. Rogers
                                  -------------------------------
                                  Name:  James E. Rogers
                                  Title: Chairman and Chief
                                          Executive Officer


                              PSI ENERGY, INC.


                              By:        James E. Rogers
                                  -------------------------------
                                  Name:  James E. Rogers
                                  Title: Chairman, President
                                          and Chief Executive
                                          Officer


                              CINERGY CORP.


                              By:        Jackson H. Randolph
                                  -------------------------------
                                  Name:  Jackson H. Randolph
                                  Title: Chairman and Chief
                                          Executive Officer


                              CINERGY SUB, INC.


                              By:        Jackson H. Randolph
                                  -------------------------------
                                  Name:  Jackson H. Randolph
                                  Title: Chairman and Chief
                                          Executive Officer